Exhibit 10.81

TERMINATION AGREEMENT

Svend Andersen

Executive

Wrafton Laboratories Limited

Company

1.	Svend Andersen of 126 Harley Street, Flat 4, Marylebone, W2G 7JS, London, UK (the “Executive”); and

2.	Wrafton Laboratories Limited incorporated and registered in England and Wales with company number 2638733 whose registered office is Braunton, North Devon, EX33 2DL (the “Company”).
This document (the “Termination Agreement”) sets out the entire terms of the Executive’s request and the Company’s agreement to the Termination of the Executive’s January 18, 2017 Employment Agreement.
WHEREAS:
The Executive and the Company executed an Employment Agreement on January 18, 2017 on the basis of which the Executive agreed to work as an Executive of the company at 32 Vauxhall Bridge Road Vauxhall, London SW1V 2SA;

Parties agree that the Executive will provide services as a Manager from January 1, 2020, to Perrigo Holding NV, a Perrigo entity located in the Belgium;

As a consequence, the Executive and the Company agree to terminate the Employment Agreement in mutual consent with effect as from December 31, 2019;

The Executive and the Company, by the present Termination Agreement, settle the conditions and modalities linked to the termination of the Employment Agreement.

IT HAS BEEN AGREED AS FOLLOWS:

Article 1 - Termination of the Employment Agreement

The Executive and the Company agree that the Employment Agreement will come to an end/has been validly terminated on December 31, 2019 with immediate effect.

The Executive and Company explicitly agree that for this termination by mutual consent that, contrary to what is included in Articles 20, 21, 22, and 23 of the Employment Agreement, no further notice period applies and that no compensation or indemnity of any kind will be due by either the Executive or the Company in the framework of the termination of the Employment Agreement.

The remuneration due to the Executive by the Company under the Employment Agreement for the period up until December 31, 2019 shall be paid by the Company to the Executive in accordance with the provisions of the Employment Agreement.

Article 2 - Business confidentiality

The Executive undertakes to the confidentiality of the business of the Company:

He undertakes not to communicate, spread or use information, directly or indirectly linked to the Company, the companies of the group to which he belongs and/or their activities, such as information regarding questions of organisational, social, financial or labour matters, this list not being restrictive.

Article 3 - Renunciation

The Executive and Company acknowledge that, subject to the execution of the present Termination Agreement, all the obligations that they have toward the other, on any basis whatsoever, based on or regarding the Employment Agreement inception, its execution and/or termination, are complied with and/or compensated, definitively or irrevocably.

Therefore, the Executive and the Company renounce to assert, now and in the future, any right whatsoever other than the ones foreseen in the present Termination Agreement, and which exists or could exist due to or at the occasion of the inception, execution or termination of the present Termination Agreement.

The Executive and the Company renounces all rights to file any legal proceedings with respect to the termination of the Employment Agreement against the other Party.

This renunciation applies not only towards the Company, but also in respect to its representatives, shareholders and with the Company linked companies and their representatives and shareholders.

Article 4 - Various provisions

The Executive and the Company undertake to execute the present Termination Agreement in good faith.
Any provision of the present Termination Agreement or part of this provision, which should be declared null and void, shall be considered as separated of the present Termination Agreement, which shall remain applicable for the remainder. The nullity of a provision shall not entail the nullity of the whole Termination Agreement, unless if the incriminated provision is expressly referred to as decisive of the present Termination Agreement itself.

In the event where the incriminated provision would affect the nature itself of the agreement, the Executive and the Company shall endeavour to negotiate immediately and in good faith a valid provision of an equivalent economical effect or, at least, as close as possible of the effect of the cancelled provision.

Article 5 - Applicable law and competent jurisdiction

The validity, interpretation and execution of the present Agreement are ruled by UK law. Any dispute regarding the present Agreement falls within the exclusive jurisdiction of UK courts.

Executed as a deed by the	/s/ Robert Willis
Company acting by Robert Willis,	[SIGNATURE OF DIRECTOR]
a director:	Director

Signed as a deed by Svend
Andersen:	/s/ Svend Andersen
[SIGNATURE OF EXECUTIVE]
9/12/19

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